Release:    Immediate    May 10, 2018

CP announces results of annual meeting of shareholders and director elections

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) announces that all resolutions placed in front of shareholders at its 2018 annual meeting (AGM) held in Calgary earlier today, including the election of all nine nominees listed in the management proxy circular dated March 15, 2018 as directors of CP, have been passed.

The detailed results of the vote by ballot on the election of directors are as follows:

	Votes For	% Votes For	Votes Withheld	% Votes Withheld
The Hon. John Baird	105,359,204	94.3%	6,329,614	5.7%
Isabelle Courville	103,673,079	92.8%	8,015,978	7.2%
Keith E. Creel	111,475,987	99.8%	213,071	0.2%
Gillian H. Denham	110,425,292	98.9%	1,263,452	1.1%
Rebecca MacDonald	105,084,557	94.1%	6,604,500	5.9%
Matthew H. Paull	106,527,863	95.4%	5,161,195	4.6%
Jane L. Peverett	110,942,084	99.3%	746,974	0.7%
Andrew F. Reardon	105,385,412	94.4%	6,303,646	5.6%
Gordon T. Trafton II	105,376,846	94.4%	6,312,211	5.6%

Final voting results on all matters voted on at the AGM will be filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Jeremy Berry
403-319-6227
Jeremy_Berry@cpr.ca
Alert_MediaRelations@cpr.ca
Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca